Exhibit 23.1


                              Accountants' Consent


The Board of Directors
Chronimed, Inc.

We consent to the inclusion of our report dated March 2, 1996, with respect to the combined balance sheets of StatScript Management Services, Inc., as of December 31, 1995 and 1994, and the related combined statements of earnings, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1995, which report appears in the Form 8-K/A of Chronimed, Inc. dated September 9, 1996.


                                                      KPMG Peat Marwick LLP


Kansas City, Missouri
September 10, 1996